UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☐	Soliciting Material under § 240.14a-12

Marin Software Incorporated

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than The Registrant)

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April 11, 2014

Dear Stockholders:

You are cordially invited to attend the 2014 Annual Meeting of Stockholders of Marin Software Incorporated. The meeting will be held at the Palace Hotel located at 2 New Montgomery Street, San Francisco, CA 94105 on Wednesday, May 14, 2014 at 2 p.m.

The matters expected to be acted upon at the meeting are described in detail in the accompanying Notice of Annual Meeting of Stockholders and proxy statement.

Your vote is important. Whether or not you plan to attend the meeting, please cast your vote as soon as possible by Internet, telephone, or by completing and returning the enclosed proxy card in the postage-prepaid envelope to ensure that your shares will be represented. Your vote by written proxy will ensure your representation at the Annual Meeting regardless of whether or not you attend in person. Returning the proxy does not deprive you of your right to attend the meeting and to vote your shares in person.

We look forward to seeing you at the meeting.

Sincerely,

Christopher Lien

Chief Executive Officer

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR

THE STOCKHOLDER MEETING TO BE HELD ON MAY 14, 2014:

THIS PROXY STATEMENT AND THE ANNUAL REPORT ARE AVAILABLE AT

www.proxyvote.com

MARIN SOFTWARE INCORPORATED

123 Mission Street, 25th Floor

San Francisco, California 94105

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Our Stockholders:

NOTICE IS HEREBY GIVEN that the 2014 Annual Meeting of Stockholders of Marin Software Incorporated will be held on Wednesday, May 14, 2014, at 2:00 p.m. (Pacific Time) at the Palace Hotel located at 2 New Montgomery Street, San Francisco, CA 94105.

We are holding the meeting for the following purposes, which are more fully described in the accompanying proxy statement:

1. To elect two Class I directors of Marin Software Incorporated each to serve until the third annual meeting of stockholders following this meeting and until his or her successor has been elected and qualified or until his or her earlier resignation or removal.

2. To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014.

3. To re-approve the Internal Revenue Code Section 162(m) limits of our 2013 Equity Incentive Plan to preserve our ability to receive corporate income tax deductions that may become available pursuant to Section 162(m).

In addition, stockholders may be asked to consider and vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

Only stockholders of record at the close of business on March 25, 2014 are entitled to notice of, and to vote at, the meeting and any adjournments thereof. For ten days prior to the meeting, a complete list of the stockholders entitled to vote at the meeting will be available for examination by any stockholder for any purpose relating to the meeting during ordinary business hours at our headquarters.

Your vote as a Marin Software Incorporated stockholder is very important. Each share of stock that you own represents one vote. For questions regarding your stock ownership, you may contact the Marin Software Investor Relations Department through our website at http://investor.marinsoftware.com/contact-ir or, if you are a registered holder, our transfer agent, Computershare Trust Company, N.A., by email through their website at www.computershare.com/contactus or by phone at (800) 962-4284.

By Order of the Board of Directors,

Christopher Lien

Chief Executive Officer

San Francisco, California

April 11, 2014

YOUR VOTE IS IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, WE ENCOURAGE YOU TO VOTE AND SUBMIT YOUR PROXY BY TELEPHONE OR BY MAIL. FOR ADDITIONAL INSTRUCTIONS ON VOTING BY TELEPHONE OR THE INTERNET, PLEASE REFER TO YOUR PROXY CARD. TO VOTE AND SUBMIT YOUR PROXY BY MAIL, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON. IF YOU HOLD YOUR SHARES THROUGH AN ACCOUNT WITH A BROKERAGE FIRM, BANK OR OTHER NOMINEE, PLEASE FOLLOW THE INSTRUCTIONS YOU RECEIVE FROM THEM TO VOTE YOUR SHARES.

2

MARIN SOFTWARE INCORPORATED

PROXY STATEMENT FOR 2014 ANNUAL MEETING OF STOCKHOLDERS

MARIN SOFTWARE INCORPORATED

123 Mission Street, 25th Floor

San Francisco, California 94105

PROXY STATEMENT FOR THE 2014 ANNUAL MEETING OF STOCKHOLDERS

April  11, 2014

Information About Solicitation and Voting

The accompanying proxy is solicited on behalf of Marin Software Incorporated’s board of directors for use at Marin Software Incorporated’s 2014 Annual Meeting of Stockholders (the “meeting”) to be held on May 14, 2014, at 2:00 p.m. (Pacific Time), and any adjournment or postponement thereof. This Proxy Statement and the accompanying form of proxy were first mailed to stockholders on or about April 11, 2014. An annual report on Form 10-K for the year ended December 31, 2013 is enclosed with this Proxy Statement. An electronic copy of this proxy statement and annual report on Form 10-K are available at www.proxyvote.com.

General Information About the Meeting

Purpose of the Meeting

At the meeting, stockholders will act upon the proposals described in this proxy statement. In addition, following the meeting, management will report on the performance of Marin Software Incorporated and respond to questions from stockholders.

Record Date; Quorum

Only holders of record of common stock at the close of business on March 25, 2014, the record date, will be entitled to vote at the meeting. At the close of business on March 25, 2014, we had 33,422,693 shares of common stock outstanding and entitled to vote.

The holders of a majority of the voting power of the shares of stock entitled to vote at the meeting as of the record date must be present at the meeting in order to hold the meeting and conduct business. This presence is called a quorum. Your shares are counted as present at the meeting if you are present and vote in person at the meeting or if you have properly submitted a proxy.

Voting Rights; Required Vote

In deciding all matters at the Annual Meeting, each holder of shares of common stock is entitled to one vote for each share of common stock held as of the close of business on March 25, 2014, the record date. We do not have cumulative voting rights for the election of directors. You may vote all shares owned by you as of March 25, 2014, including (1) shares held directly in your name as the stockholder of record, and (2) shares held for you as the beneficial owner in street name through a broker, bank, trustee, or other nominee.

Stockholder of Record: Shares Registered in Your Name. If, on March 25, 2014, your shares were registered directly in your name with our transfer agent, Computershare, then you are considered the stockholder of record with respect to those shares. As a stockholder of record, you may vote at the meeting or vote by telephone or by Internet, or if you request or receive paper proxy materials by mail, by filling out and returning the proxy card.

Beneficial Owner: Shares Registered in the Name of a Broker or Nominee. If, on March 25, 2014, your shares were held in an account with a brokerage firm, bank or other nominee, then you are the beneficial owner of the shares held in street name. As a beneficial owner, you have the right to direct your nominee on how to vote the shares held in your account, and it has enclosed or provided voting instructions for you to use in directing it on how to vote your shares. However, the organization that holds your shares is considered the stockholder of record for purposes of voting at the meeting. Because you are not the stockholder of record, you may not vote your shares at the meeting unless you request and obtain a valid proxy from the organization that holds your shares giving you the right to vote the shares at the meeting.

Each director will be elected by a plurality of the votes cast, which means that the two individuals nominated for election to the board of directors at the meeting receiving the highest number of “FOR” votes will be elected. You may either vote “FOR” one or any of the nominees or “WITHHOLD” your vote with respect to one or any of the nominees. Re-approval of limits of Section 162(m) of Internal Revenue Code of 1986, as amended (the “Code”), will be obtained if the number of votes cast “FOR” the proposal at the meeting exceeds the number of votes “AGAINST” the proposal. Abstentions (shares present at the meeting and marked “abstain”) are counted for purposes of determining whether a quorum is present, and have no effect on the outcome of the matters voted upon. Broker non-votes occur when shares held by a broker for a beneficial owner are not voted either because (i) the broker did not receive voting instructions from the beneficial owner, or (ii) the broker lacked discretionary authority to vote the shares. Broker non-votes are counted for purposes of determining whether a quorum is present, and have no effect on the outcome of the matters voted upon. Note that if you are a beneficial holder and do not provide specific voting instructions to your broker, the broker that holds your shares will not be authorized to vote on the election of directors and the re-approval of the Section 162(m) limits. Accordingly, we encourage you to provide voting instructions to your broker, whether or not you plan to attend the meeting.

Recommendations of the Board of Directors on Each of the Proposals Scheduled to be Voted on at the Meeting

The board of directors recommends that you vote FOR each of the Class I directors named in this proxy statement (Proposal 1), FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014 (Proposal 2) and FOR the re-approval of the Section 162(m) limits (Proposal 3). None of the directors or executive officers has any substantial interest in any matter to be acted upon, other than elections to office with respect to the directors so nominated.

Voting Instructions; Voting of Proxies

If you are a stockholder of record, you may:

•	vote in person—we will provide a ballot to stockholders who attend the meeting and wish to vote in person;

•	vote via telephone or Internet—in order to do so, please follow the instructions shown on your proxy card; or

•	vote by mail—if you request or receive a paper proxy card and voting instructions by mail, simply complete, sign and date the enclosed proxy card and return it before the meeting in the envelope provided.

Votes submitted by telephone or Internet must be received by 11:59 pm Eastern Time on May 13, 2014. Submitting your proxy, whether via the Internet, by telephone, or by mail if you request or received a paper proxy card, will not affect your right to vote in person should you decide to attend the meeting. If you are not the stockholder of record, please refer to the voting instructions provided by your nominee to direct it how to vote your shares. You may either vote “FOR” all of the nominees to the board of directors, or you may withhold your vote from any nominee you specify. For any other matter to be voted on you may vote “FOR” or “AGAINST” or “ABSTAIN” from voting. Your vote is important. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure that your vote is counted.

All proxies will be voted in accordance with the instructions specified on the proxy card. If you sign a physical proxy card and return it without instructions as to how your shares should be voted on a particular proposal at the meeting, your shares will be voted in accordance with the recommendations of our board of directors stated above.

If you do not vote and you hold your shares in street name, and your broker does not have discretionary power to vote your shares, your shares may constitute “broker non-votes” (as described above) and will not be counted in determining the number of shares necessary for approval of the proposals. However, shares that constitute broker non-votes will be counted for the purpose of establishing a quorum for the meeting.

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. To make certain all of your shares are voted, please follow the instructions included on each proxy card and vote each proxy card by telephone. If you requested or received paper proxy materials by mail, please complete, sign and return each proxy card to ensure that all of your shares are voted.

Expenses of Soliciting Proxies

Marin will pay the expenses of soliciting proxies. Following the original mailing of the soliciting materials, Marin and its agents may solicit proxies by mail, electronic mail, telephone, facsimile, by other similar means, or in person. Our directors, officers, and other employees, without additional compensation, may solicit proxies personally or in writing, by telephone, email, or otherwise. Following the original mailing of the soliciting materials, Marin will request brokers, custodians, nominees and other record holders to forward copies of the soliciting materials to persons for whom they hold shares and to request authority for the exercise of proxies. In such cases, Marin, upon the request of the record holders, will reimburse such holders for their reasonable expenses. If you choose to access the proxy materials through the Internet, you are responsible for any Internet access charges you may incur.

Revocability of Proxies

A stockholder who has given a proxy may revoke it at any time before it is exercised at the meeting by:

•	delivering to the Corporate Secretary of Marin (by any means, including facsimile) a written notice stating that the proxy is revoked;

•	signing and delivering a proxy bearing a later date;

•	voting again by telephone or Internet; or

•	attending and voting at the meeting (although attendance at the meeting will not, by itself, revoke a proxy).

Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to revoke a proxy, you must contact that firm to revoke any prior voting instructions.

Voting Results

Voting results will be tabulated and certified by the inspector of elections appointed for the meeting. The preliminary voting results will be announced at the meeting and posted on our website at http://investor.marinsoftware.com/. The final results will be tallied by the inspector of elections and filed with the Securities and Exchange Commission (“SEC”) in a current report on Form 8-K within four business days of the meeting.

BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD; CORPORATE GOVERNANCE STANDARDS AND DIRECTOR INDEPENDENCE

Marin is strongly committed to good corporate governance practices. These practices provide an important framework within which our board of directors and management can pursue our strategic objectives for the benefit of our stockholders.

Corporate Governance Guidelines

Our board of directors has adopted Corporate Governance Guidelines that set forth expectations for directors, director independence standards, board committee structure and functions, and other policies for the governance of the company. Our Corporate Governance Guidelines are available on the Investor section of our website, which is located at http://investor.marinsoftware.com/, by clicking on “Corporate Governance Guidelines,” under “Corporate Governance.” Our nominating and corporate governance committee reviews the Corporate Governance Guidelines periodically, and changes are recommended to our board of directors with respect to changes as warranted.

Board Leadership Structure

Our Corporate Governance Guidelines provide that our board of directors shall be free to choose its chairman in any way that it considers in the best interests of our company, and that the nominating and corporate governance committee shall periodically consider the leadership structure of our board of directors and make such recommendations related thereto to the board of directors with respect thereto as the nominating and corporate governance committee deems appropriate. Our Corporate Governance Guidelines also provide that, when the positions of chairman and chief executive officer are held by the same person, the independent directors shall designate a “lead independent director.” In cases in which the chairman and chief executive officer are the same person, the chairman schedules and sets the agenda for meetings of the board of directors, and the chairman, or if the chairman is not present, the lead independent director chairs such meetings. The responsibilities of the chairman or, if the chairman and the chief executive officer are the same person, the lead independent director include: presiding at executive sessions; serving as a liaison between the chairman and the independent directors, and being available, under appropriate circumstances, for consultation and direct communication with stockholders.

Our board of directors believes that our stockholders and we currently are best served by having Christopher Lien, our Chief Executive Officer, serve as chairman, and Bruce W. Dunlevie as lead independent director. Our board of directors believes that the current board leadership structure, coupled with a strong emphasis on board independence, provides effective independent oversight of management while allowing the board and management to benefit from Mr. Lien’s extensive executive leadership and operational experience, including familiarity with our business as a co-founder and Chief Executive Officer. Independent directors and management sometimes have different perspectives and roles in strategy development. Our independent directors bring experience, oversight and expertise from outside of our company, while the Chief Executive Officer brings company-specific experience and expertise. Our board of directors believes that Mr. Lien’s combined role enables strong leadership, creates clear accountability, and enhances our ability to communicate our message and strategy clearly and consistently to stockholders. Our board of directors believes that its independence and oversight of management is maintained effectively through this leadership structure, the composition of the board of directors and sound corporate governance policies and practices.

Our Board of Directors’ Role in Risk Oversight

Our board of directors, as a whole, has responsibility for risk oversight, although the committees of our board of directors oversee and review risk areas, which are particularly relevant to them. The risk oversight responsibility of our board of directors and its committees is supported by our management reporting processes, which are designed to provide visibility to the board of directors and to our personnel that are responsible for risk assessment and information about the identification, assessment and management of critical risks and management’s risk mitigation strategies. These areas of focus include, but are not limited to, competitive, economic, operational, financial (accounting, credit, liquidity, and tax), legal, regulatory, compliance and reputational risks.

Each committee of the board of directors meets in executive session with key management personnel and representatives of outside advisors to oversee risks associated with their respective principal areas of focus. The audit committee reviews our major financial risk exposures and the steps management has taken to monitor and control such exposures, including our risk assessment and risk management policies and guidelines. The compensation committee reviews risks and exposures associated with compensation programs and arrangements, including incentive plans. The nominating and corporate governance committee, together with the audit committee, reviews our major legal compliance risk exposures and monitors the steps management has to mitigate these exposures, including our legal risk assessment and legal risk management policies and guidelines.

Independence of Directors

Our board of directors determines the independence of our directors by applying the applicable rules, regulations and listing standards of the New York Stock Exchange (NYSE). These provide that a director is independent only if the board affirmatively determines that the director has no direct or indirect material relationship with our company. They also specify various relationships that preclude a determination of director independence. Material relationships may include commercial, industrial, consulting, legal, accounting, charitable, family and other business, professional and personal relationships.

Applying these standards, the board annually reviews the independence of the company’s directors, taking into account all relevant facts and circumstances. In its most recent review, the board considered, among other things, the relationships that each non-employee director has with our company and all other facts and circumstances our board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director.

Based upon this review, our board of directors has determined that all of the members of our board and nominees, other than Mr. Lien, are currently independent as determined under applicable rules, regulations and listing standards of the NYSE. All members of our audit committee, compensation committee, nominating and corporate governance committee must be independent directors under the applicable rules, regulations and listing standards of the NYSE. Members of the audit committee must also satisfy a separate SEC independence requirement, which provides that they may not accept directly or indirectly any consulting, advisory or other compensatory fee from Marin or any of its subsidiaries other than their directors’ compensation. Members of the compensation committee also must satisfy a separate SEC independence requirement and a related NYSE listing standard relating to their affiliation with Marin and what advisory, consulting or other fees they may have received from Marin. No member of the audit committee may be a partner, member or principal of a law firm, accounting firm or investment banking firm that accepts consulting or advisory fees from Marin or any of its subsidiaries. Our board of directors has determined that all members of our audit committee, compensation committee and nominating and corporate governance committee are independent and all members of our audit committee satisfy the relevant SEC additional independence requirements for the members of such committee.

Committees of Our Board of Directors

Our board of directors has established an audit committee, a compensation committee and a nominating and corporate governance committee. The composition and responsibilities of each committee are described below. Each of these committees has a written charter approved by the board of directors. Copies of the charters for each committee are available, without charge, upon request in writing to Marin Software Incorporated, 123 Mission Street, 25th Floor, San Francisco, California 94105, Attn: General Counsel or by clicking on “Corporate

Governance” in the Investor section of our website, http://investor.marinsoftware.com/. Members serve on these committees until their resignations or until otherwise determined by our board of directors.

Audit Committee

Our audit committee is comprised of Mr. Auvil, who is the chair of the audit committee, Mr. Barrese and Mr. Crovitz. The composition of our audit committee meets the requirements for independence under current NYSE and SEC rules, regulations and listing standards. Each member of our audit committee is financially literate as required by NYSE listing standards. In addition, our board of directors has determined that each of Mr. Auvil and Mr. Crovitz is an audit committee financial expert within the meaning of Item 407(d) of Regulation S-K under the Securities Act of 1933, as amended. This designation does not impose on him any duties, obligations or liabilities that are greater than are generally imposed on members of our audit committee and our board of directors. Our audit committee is directly responsible for, among other things:

•	selecting a firm to serve as the independent registered public accounting firm to audit our financial statements;

•	monitoring the independence of the independent registered public accounting firm;

•	discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing, with management and that firm, our interim and year-end operating results;

•	establishing procedures for employees to submit anonymously concerns about questionable accounting or audit matters;

•	considering the adequacy of our internal controls;

•	reviewing material related party transactions or those that require disclosure; and

•	approving or, as permitted, pre-approving all audit and non-audit services to be performed by the independent registered public accounting firm.

Compensation Committee

Our compensation committee is comprised of Mr. Hutchison, who is the chair of the compensation committee, Mr. Dunlevie and Mr. Leinwand. The composition of our compensation committee meets the requirements for independence under current NYSE and SEC rules, regulations and listing standards. Each member of this committee is also a non-employee director, as defined pursuant to Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), an outside director, as defined pursuant to Section 162(m) of the Code and is “independent” as defined in Section 303A.02(a)(ii) of the NYSE rules and Rule 10C-1 promulgated under the Exchange Act. The purpose of our compensation committee is to discharge the responsibilities of our board of directors relating to compensation of our executive officers. Our compensation committee is responsible for, among other things:

•	reviewing and approving, or recommending that our board of directors approve, the compensation of our executive officers;

•	reviewing and recommending to our board of directors the compensation of our directors;

•	reviewing and recommending to our board of directors the terms of any compensatory agreements with our executive officers;

•	administering our stock and equity incentive plans;

•	reviewing and approving, or making recommendations to our board of directors with respect to, incentive compensation and equity plans; and

•	reviewing our overall compensation philosophy.

The compensation committee has the exclusive authority and responsibility to determine all aspects of executive compensation packages for executive officers and makes recommendations to our board of directors regarding the compensation of non-employee directors and the chief executive officer. The compensation committee may take into account the recommendations of the chief executive officer with respect to compensation of the other executive officers.

The compensation committee engaged an external compensation consultant, Compensia, Inc., a national compensation consulting firm, to evaluate our executive compensation program and practices and to provide advice and ongoing assistance on executive compensation matters for fiscal 2013. Specifically, Compensia was engaged to:

•	provide compensation-related data for a peer group of companies to serve as a basis for assessing competitive compensation practices;

•	review and assess our current director, CEO and other executive officer compensation policies and practices and equity profile relative to market practices;

•	review and assess our current executive compensation program relative to market to identify any potential changes or enhancements to be brought to the attention of the compensation committee; and

•	review market practices on employee stock purchase plans and other equity programs.

Representatives of Compensia meet informally with the chair of the compensation committee and attended the regular meetings of the compensation committee, including executive sessions from time to time without any members of management present. During fiscal 2013, Compensia worked directly with the compensation committee (and not on behalf of management) to assist the committee in satisfying its responsibilities and undertook no projects for management without the committee’s prior approval. The compensation committee has determined that none of the work performed by Compensia during fiscal 2013 raised any conflict of interest.

Nominating and Corporate Governance Committee

Our nominating and governance committee is comprised of Mr. Crovitz, who is the chair of the nominating and governance committee, and Mr. Dunlevie. The composition of our nominating and governance committee meets the requirements for independence under current NYSE and SEC rules, regulations and listing standards. Our nominating and governance committee is responsible for, among other things:

•	identifying and recommending candidates for membership on our board of directors;

•	reviewing and recommending changes to our corporate governance and code of conduct guidelines and policies;

•	reviewing proposed waivers of the code of conduct for directors and executive officers;

•	overseeing the process of evaluating the performance of our board of directors; and

•	assisting our board of directors on corporate governance matters.

Compensation Committee Interlocks and Insider Participation

The members of our compensation committee during 2013 were Mr. Dunlevie, Mr. Hutchison and Mr. Leinwand. None of the members of our compensation committee in 2013 was at any time during 2013 or at any other time an officer or employee of Marin or any of its subsidiaries, and none had or have any relationships with Marin that are required to be disclosed under Item 404 of Regulation S-K. None of our executive officers has served as a member of our board of directors, or as a member of the compensation or similar committee, of any entity that has one or more executive officers who served on our board of directors or compensation committee during 2013.

Board and Committee Meetings and Attendance

The board of directors and its committees meet throughout the year on a set schedule, and also hold special meetings and act by written consent from time to time. During 2013, the board of directors met 7 times, including telephonic meetings, the audit committee held 8 meetings, the compensation committee held 3 meetings and the nominating and corporate governance committee did not meet until the first quarter of 2014. None of the directors attended fewer than 75% of the aggregate of the total number of meetings held by the board of directors and the total number of meetings held by all committees of the board of directors on which such director served (during the period that such director served on the board of directors and any committee).

Board Attendance at Annual Stockholders’ Meeting

Our policy is to invite and encourage each member of our board of directors to be present at our annual meetings of stockholders. We completed our initial public offering in March 2013 and did not have an annual meeting of our stockholders in 2013.

Presiding Director of Non-Employee Director Meetings

The non-employee directors meet in regularly scheduled executive sessions without management to promote open and honest discussion. Our lead independent director, currently Mr. Dunlevie, is the presiding director at these meetings.

Communication with Directors

Stockholders and interested parties who wish to communicate with our board of directors, non-management members of our board of directors as a group, a committee of the board of directors or a specific member of our board of directors (including our chairman or lead independent director, if any) may do so by letters addressed to the attention of our Corporate Secretary or by sending an email to the board of directors at Board@marinsoftware.com.

All communications are reviewed by the Corporate Secretary and provided to the members of the board of directors consistent with a screening policy providing that unsolicited items, sales materials, abusive, threatening or otherwise inappropriate materials and other routine items and items unrelated to the duties and responsibilities of the board of directors not be relayed on to directors. Any communication that is not relayed is recorded in a log and made available to our board of directors.

The address for these communications is:

Marin Software Incorporated

c/o Corporate Secretary

123 Mission Street, 25th Floor

San Francisco, California 94105.

Code of Business Conduct and Ethics

We have adopted Code of Business Conduct and Ethics that apply to all of our board members, officers and employees. Our Code of Business Conduct and Ethics are posted on the Investor section of our website located at http://investor.marinsoftware.com/ by clicking on “Corporate Governance.” Any amendments or waivers of our Code of Business Conduct and Ethics pertaining to a member of our board or one of our executive officers will be disclosed on our website at the above-referenced address.

NOMINATIONS PROCESS AND DIRECTOR QUALIFICATIONS

Nomination to the Board of Directors

Candidates for nomination to our board of directors are selected by our board of directors based on the recommendation of the nominating and corporate governance committee in accordance with the committee’s charter, our certificate of incorporation and bylaws, our corporate governance guidelines, and the criteria adopted by the board of directors regarding director candidate qualifications. In recommending candidates for nomination, the nominating and corporate governance committee considers candidates recommended by directors, officers, employees, stockholders and others, using the same criteria to evaluate all candidates. Evaluations of candidates generally involve a review of background materials, internal discussions and interviews with selected candidates as appropriate and, in addition, the committee may engage consultants or third-party search firms to assist in identifying and evaluating potential nominees.

Additional information regarding the process for properly submitting stockholder nominations for candidates for membership on our board of directors is set forth below under “Stockholder Proposals to Be Presented at Next Annual Meeting.”

Director Qualifications

With the goal of developing a diverse, experienced and highly-qualified board of directors, the nominating and corporate governance committee is responsible for developing and recommending to the board of directors the desired qualifications, expertise and characteristics of members of our board of directors, including the specific minimum qualifications that the committee believes must be met by a committee-recommended nominee for membership on the board of directors and any specific qualities or skills that the committee believes are necessary for one or more of the members of the board of directors to possess.

Since the identification, evaluation and selection of qualified directors is a complex and subjective process that requires consideration of many intangible factors, and will be significantly influenced by the particular needs of the board of directors from time to time, our board of directors has not adopted a specific set of minimum qualifications, qualities or skills that are necessary for a nominee to possess, other than those that are necessary to meet U.S. legal, regulatory and NYSE listing requirements and the provisions of our certificate of incorporation, bylaws, corporate governance guidelines, and charters of the board committees. In addition, neither the board of directors nor the nominating and corporate governance committee has a formal policy with regard to the consideration of diversity in identifying nominees. When considering nominees, the nominating and corporate governance committee may take into consideration many factors including, among other things, a candidate’s independence, integrity, skills, financial and other expertise, breadth of experience, and knowledge about our business or industry and ability to devote adequate time and effort to responsibilities of the board of directors in the context of its existing composition. Through the nomination process, the nominating and corporate governance committee seeks to promote board membership that reflects a diversity of business experience, expertise, viewpoints, personal backgrounds and other characteristics that are expected to contribute to the board of directors’ overall effectiveness. The brief biographical description of each director set forth in Proposal 1 below includes the primary individual experience, qualifications, attributes and skills of each of our directors that led to the conclusion that each director should serve as a member of our board of directors at this time.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our board of directors currently consists of seven directors and is divided into three classes. Each class serves for three years, with the terms of office of the respective classes expiring in successive years. Directors in Class I will stand for election at our annual meeting to be held on May 14, 2014. The terms of office of directors in Class II and Class III do not expire until the annual meetings of stockholders held in 2015 and 2016, respectively. At the recommendation of our nominating and corporate governance committee, our board of directors proposes that each of the two Class I nominees named below, each of whom is currently serving as a director in Class I, be elected as a Class I director for a three-year term expiring at the 2017 Annual Meeting of Stockholders and until such director’s successor is duly elected and qualified or until such director’s earlier resignation or removal.

Shares represented by proxies will be voted “FOR” the election of each of the two nominees named below, unless the proxy is marked to withhold authority to so vote. If any nominee for any reason is unable to serve or for good cause will not serve, the proxies may be voted for such substitute nominee as the proxy holder might determine. Each nominee has consented to being named in this proxy statement and to serve if elected.

Nominees to the Board of Directors

The nominees, and their ages, occupations and length of board service as of March 31, 2014, are provided in the table below. Additional biographical descriptions of each nominee are set forth in the text below the table. These descriptions include the primary individual experience, qualifications, qualities and skills of each of our nominees that led to the conclusion that each director should serve as a member of our board of directors at this time.

Name of Director/Nominee	Age	Principal Occupation	Director Since
Paul R. Auvil III(1)	50	CFO, Proofpoint	2009
L. Gordon Crovitz (1)(2)	55	Founder, Journalism Online	2012

(1)	Member of the audit committee

(2)	Member of the nominating and corporate governance committee

Paul R. Auvil III. Mr. Auvil has served as a member of our board of directors since October 2009. Since March 2007, Mr. Auvil has served as the Chief Financial Officer of Proofpoint, Inc., a provider of security-as-a-service solutions. From September 2006 to March 2007, Mr. Auvil was with Benchmark Capital, a venture capital firm, as an entrepreneur-in-residence. Prior to that, from 2002 to July 2006, he served as the Chief Financial Officer at VMware, Inc., a virtualization company. Previously, he served as the Chief Financial Officer for Vitria Technology, Inc., an eBusiness platform company and held various executive positions at VLSI Technology, Inc., a semiconductor and circuit manufacturing company, including Vice President of the Internet and Secure Products Division. Since 2007, Mr. Auvil has served on the board of directors for Quantum Corporation, where he currently serves as Chairman of the Board. From 2009 to 2010, Mr. Auvil served on the board of directors of OpenTV Corp. Mr. Auvil holds an A.B. in Engineering Sciences and a Bachelor of Engineering degree from Dartmouth College and a Master of Management degree in Finance and Marketing from the J.L. Kellogg Graduate School of Management, Northwestern University. Mr. Auvil is an experienced financial leader with the skills necessary to lead our audit committee. His current service as Chief Financial Officer at Proofpoint, a software as a service business, and service as a member of the audit committee of Quantum, as well as previously serving as Chief Financial Officer at VMware and chairman of the audit committee of OpenTV, have provided him with extensive financial and accounting experience, particularly in the areas of accounting principles, financial reporting rules and regulations, as well as in evaluating financial results and generally overseeing the financial reporting process at a public company.

L. Gordon Crovitz. Mr. Crovitz has served as a member of our board of directors since May 2012. Mr. Crovitz co-founded Journalism Online, LLC, a provider of e-commerce solutions for publishers, in April 2009. From 2008 until April 2009, Mr. Crovitz was an active angel investor in, and advisor to, privately held media and technology companies. Prior to that, Mr. Crovitz worked at Dow Jones from 1980 until December 2007 in a variety of positions, most recently as a publisher of The Wall Street Journal and executive vice president. Mr. Crovitz is a member of the boards of directors of American Association of Rhodes Scholars, Blurb, Business Insider, Houghton Mifflin Harcourt and Star Tribune Media, each of which is a privately held entity. Mr. Crovitz holds an A.B. in Politics, Economics, Rhetoric and Law from the University of Chicago, a B.A. in Jurisprudence from the University of Oxford and a J.D. from Yale Law School. Mr. Crovitz brings to our board of directors a diversity of distinguished experiences and seasoned business acumen, particularly extensive experience in the media and publishing industries. His service on a number of company boards provides an important perspective on corporate governance matters, including best practices established at other companies.

Continuing Directors

The directors who are serving for terms that end following the meeting, and their ages, occupations and length of board service as of April 1, 2014, are provided in the table below. Additional biographical descriptions of each such director are set forth in the text below the table. These descriptions include the primary individual experience, qualifications, qualities and skills of each of our nominees that led to the conclusion that each director should serve as a member of our board of directors at this time.

Name of Director	Age	Principal Occupation	Director Since
Class II Directors:
Bruce W. Dunlevie(1)(2)(3)	57	General Partner, Benchmark Capital	2008
Donald P. Hutchison (2)	58	Investor	2006
Class III Directors:
James J. Barrese (4)	45	CTO, Paypal	2013
Allan Leinwand (2)	47	CTO, ServiceNow	2013
Christopher Lien	47	CEO, Marin Software	2006

(1)	Lead independent director

(2)	Member of the compensation committee

(3)	Member of the nominating and corporate governance committee

(4)	Member of the audit committee

Bruce W. Dunlevie. Mr. Dunlevie has served on our board of directors since March 2008. Since May 1995, Mr. Dunlevie has been a General Partner of Benchmark Capital, a venture capital firm. He has served as a member of the board of directors of ServiceSource International, Inc., a service support provider, since December 2004. Mr. Dunlevie previously served as a member of the board of directors of Rambus Inc., a technology licensing company, from March 1990 to June 2011, and as a member of the board of directors of Palm, Inc., a provider of mobile products, from October 2003 to October 2007. Mr. Dunlevie holds a B.A. in History and English from Rice University and an M.B.A. from the Stanford Graduate School of Business. Mr. Dunlevie is a longstanding member of our board of directors with a deep understanding of our business and our customer base, and he has extensive experience as an investor in technology companies on behalf of Benchmark Capital. Mr. Dunlevie brings the experience of having served on the board of several other technology companies.

Donald P. Hutchison. Mr. Hutchison has served on our board of directors since April 2006. Since 2002, Mr. Hutchison’s principal employment has been as an angel investor in start-up technology companies. From June 2006 to July 2008, Mr. Hutchison was the Co-Founder and Chairman of the Board of Directors of Recurrent Energy, a solar energy provider. Prior to that, Mr. Hutchison served as the Chief Executive Officer and Chairman of the Board of work.com, a joint venture established by Dow Jones and Excite@Home. Mr. Hutchison previously served in senior positions at Excite@Home and Netcom Communications. Mr. Hutchison previously served as a member of the board of directors of many privately-held companies, including, W&W Communications, Inc., a fabless semiconductor company, which was acquired by Cavium, Inc. Mr. Hutchison holds a B.A. in Economics from University of California, Santa Barbara, and an M.B.A. in Finance and Organizational Development from Loyola Marymount University. Mr. Hutchison brings to our board of directors significant experience analyzing and investing in other technology companies, as well as management and leadership experience as a former founder and executive of technology companies.

James J. Barrese. Mr. Barrese has served on our board of directors since October 2013. Since 2011 Mr. Barrese has been employed at Paypal, where he has served as CTO since 2012 and where he served as VP of Global Product Development from 2011 to 2012. Prior to Paypal, Mr. Barrese spent nearly 10 years in executive technology roles at eBay, where he was most recently VP of Technology. Earlier in his career, he was VP of engineering at Charitableway, a manager at Andersen Consulting, and programmer in the Materials Science Department at Stanford University. He got his start in technology with the Signal Corps in the U.S. Army. He holds a BS in Mechanical Engineering from Stanford University. Mr. Barrese brings to our board of directors a deep knowledge of technology infrastructure, architecture, analytics, and cloud computing.

Allan Leinwand. Mr. Leinwand has served on our board of directors since October 2013. Since 2012, Mr. Leinwand has served as VP and CTO, Cloud Platform and Infrastructure of ServiceNow. From 2010 to 2012 Mr. Leinwand was CTO – Infrastructure of Zynga, where he oversaw all areas of cloud computing infrastructure for the social gaming company. Prior to that, from 2006 to 2010, Mr. Leinwand was a venture partner for Panorama Capital. Mr. Leinwand was also the founder and CEO of the software-defined networking company Vyatta, which was acquired by Brocade in 2012. He was also co-founder, president, and CEO of Proficient Networks, and earlier served as CTO and VP of engineering at Telegis Networks and Digital Island. Mr. Leinwand spent seven years at Cisco, where he was most recently manager of consulting engineering. He started his career as an Internet engineer at HP. He has been an adjunct professor at the University of California Berkeley, where he taught courses on computer network management and design. He is an expert in internetworking design and implementation and holds a patent in data routing. He holds a BS in Computer Science from the University of Colorado at Boulder. Mr. Leinwand’s technology expertise and knowledge of SaaS applications and cloud computing, combined with his executive and entrepreneurial background, makes him a valuable addition to our board of directors.

Christopher Lien founded our company in 2006 and has served as our Chief Executive Officer and a director since that time. Shortly after founding our company, he invited Wister Walcott and Joseph Chang to join him as co-founders. Prior to that, Mr. Lien served as Chief Operating Officer of Adteractive, Inc., an online performance marketing company, from 2004 to 2005. In 2001, Mr. Lien co-founded and served as Chairman and Chief Financial Officer of Sugar Media, a broadband services platform, until its acquisition in 2003 by 2Wire, Inc., a leading supplier of DSL equipment and services, which was subsequently acquired by Pace plc in 2010. Prior to that, Mr. Lien served in various capacities at BlueLight.com, Kmart’s e-commerce and Internet service provider subsidiary from 2000 to 2001, including as Chief Financial Officer and acting Chief Executive Officer. Prior to Bluelight.com, Mr. Lien spent 10 years at various investment banks, including Morgan Stanley and Evercore Partners, with his last role as Managing Director. Mr. Lien holds an A.B. from Dartmouth College, where he was elected as a member of Phi Beta Kappa, and an M.B.A. from the Stanford Graduate School of Business. As our Chief Executive Officer, Mr. Lien is the general manager of our entire business, directing our management team to achieve our strategic, financial and operating goals. His presence as a member of our board of directors brings his thorough knowledge of our company into our board of directors’ strategic and policy-making discussions. He brings his extensive experience in finance, digital marketing and executive roles in the information technology industry into deliberations regarding our strategy and operations.

There are no family relationships among our directors and officers.

Director Compensation

The following table provides information for the fiscal year ended December 31, 2013 regarding all compensation awarded to, earned by or paid to each person who served as a non-employee director for some portion or all of 2013. Christopher Lien, our Chief Executive Officer, is not included in the table below as he is an employee and thus receives no compensation for his services as a director. The compensation received by Mr. Lien as an employee is shown in the “Summary Compensation Table” on page 27.

Director Compensation—2013

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	Total ($)
Paul R. Auvil III	$—	$204,294	$204,294
L. Gordon Crovitz	—	199,056	199,056
Bruce W. Dunlevie	—	204,294	204,294
Donald P. Hutchison	—	201,021	201,021
James J. Barrese	—	186,211	186,211
Allan Leinwand	—	186,211	186,211

(1)	Amount shown in this column reflect the aggregate full grant date fair value calculated in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718 for awards granted during the fiscal year. There can be no assurance that this grant date fair value will ever be realized by the non-employee director. For information regarding the number of stock options held by each non-employee director as of December 31, 2013, see the column “Option Awards” in the table below.

Our non-employee directors held the following number of outstanding stock options as of December 31, 2013.

Name	Option Awards
Paul R. Auvil III	51,200
L. Gordon Crovitz (1)	62,431
Bruce W. Dunlevie	31,200
Donald P. Hutchison	50,700
James J. Barrese	30,000
Allan Leinwand	30,000

(1)	Represents shares of common stock acquired upon the exercise of a stock option that are subject to a right of repurchase in our favor at the option exercise price.

These stock options were immediately exercisable in full. Any shares subject to an option that have been exercised but have not yet vested are subject to a right of repurchase in our favor at the option exercise price. Some of these stock options vest over a three-year period with one-third vesting on each anniversary of the vesting commencement date while some grants related to committee membership and participation vest in their entirety one year from the date of grant. All options expire 10 years after the date of grant. These stock options also provide that, in the event of a “change of control,” all of the shares of our common stock subject to such option will immediately vest, and the right of repurchase with respect to any unvested shares shall lapse, in full as of the effectiveness of the change of control.

Cash Compensation. We do not provide cash annual retainer fees to our non-employee directors for their services as a member of our board of directors or any committee or any cash meeting fees for attendance at any meetings of our board of directors or any committee.

Other Compensation. Non-employee directors receive no other form of remuneration, perquisites or benefits, but are reimbursed for their expenses in attending meetings, including travel, meal and other expenses.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ELECTION OF EACH OF THE TWO NOMINATED DIRECTORS

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our audit committee has selected PricewaterhouseCoopers LLP as Marin’s principal independent registered public accounting firm to perform the audit of Marin’s consolidated financial statements for fiscal year ending December 31, 2014. As a matter of good corporate governance, our audit committee has decided to submit its selection of principal independent registered public accounting firm to stockholders for ratification. In the event that PricewaterhouseCoopers LLP is not ratified by our stockholders, the audit committee will review its future selection of PricewaterhouseCoopers LLP as Marin’s principal independent registered public accounting firm.

PricewaterhouseCoopers LLP audited Marin’s financial statements for Marin’s 2013 fiscal year. Representatives of PricewaterhouseCoopers LLP are expected to be present at the meeting, in which case they will be given an opportunity to make a statement at the meeting if they desire to do so, and will be available to respond to appropriate questions.

Principal Accountant Fees and Services

We regularly review the services and fees from our independent registered public accounting firm. These services and fees are also reviewed with our audit committee annually. In accordance with standard policy, PricewaterhouseCoopers LLP periodically rotates the individuals who are responsible for Marin’s audit.

In addition to performing the audit of Marin’s consolidated financial statements, PricewaterhouseCoopers LLP provided various other services during fiscal 2012 and 2013. Our audit committee has determined that PricewaterhouseCoopers LLP’s provision of these services, which are described below, does not impair PricewaterhouseCoopers LLP independence from Marin. During fiscal 2012 and 2013, fees for services provided by PricewaterhouseCoopers LLP were as follows:

Fees Billed to Marin	Fiscal Year 2012	Fiscal Year 2013
Audit fees(1)	$1,693,500	841,000
Audit related fees(2)	$17,000	—
Tax fees(3)	$60,000	60,600
All other fees(4)	$—	—
Total fees	$1,770,500	901,600

(1)	“Audit fees” include fees for audit services primarily related to the audit of the our annual consolidated financial statements; the review of our quarterly consolidated financial statements; comfort letters, consents, and assistance with and review of documents filed with the SEC; and other accounting and financial reporting consultation and research work billed as audit fees or necessary to comply with the standards of the Public Company Accounting Oversight Board (United States).

(2)	“Audit-related fees” include fees billed for assurance and related services reasonably related to the performance of the audit or review of our fiscal 2012 and 2013 consolidated financial statements. Audit-related fees also include fees for benefit plan audits and consultation concerning financial accounting and reporting standards not classified as audit fees.

(3)	“Tax fees” include fees for tax compliance and advice. Tax advice fees encompass a variety of permissible tax services, including technical tax advice related to federal and state income tax matters; assistance with sales tax; and assistance with tax audits.

(4)	“All other fees” include the aggregate feels billed in each of 2012 and 2013 for products and services provided by PricewaterhouseCoopers LLP, other than included in “Audit Fees,” “Audit-Related Fees” and “Tax Fees.”

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

Our audit committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. These services may include audit services, audit-related services, tax services and other services. Pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent registered public accounting firm and management are required to periodically report to the audit committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date.

All of the services relating to the fees described in the table above were approved by our audit committee.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF PROPOSAL NO. 2

PROPOSAL NO. 3

REAPPROVAL OF THE SECTION 162(M) LIMITS OF THE 2013 EQUITY INCENTIVE PLAN

General

Our 2013 Equity Incentive Plan, or the Plan was initially adopted by our board of directors and thereafter approved by our stockholders in February 2013. The Plan, became effective March 2013 in connection with our initial public offering . The Plan provides for the grant of awards to eligible employees, directors, consultants, independent contractors and advisors in the form of stock options, restricted stock awards (RSAs), stock appreciation rights (SARs), restricted stock units (RSUs), performance awards and stock bonuses.

We believe that future business successes and our ability to remain competitive depend on our continuing efforts to attract, retain and motivate highly qualified personnel. Competition for these people in our industry is intense. A cornerstone of our method for attracting and retaining top caliber employees has been our equity-based compensation programs, including the grant of stock options and other equity awards under the Plan. Allowing employees to participate in owning shares of our common stock helps to align the objectives of our stockholders and employees and is important in attracting, motivating and retaining the highly skilled personnel that are necessary in our industry.

Proposal

In January 2014, our board of directors directed us to submit the Plan to our stockholders for re-approval of its material terms for purposes of Section 162(m) of the Code. The material terms of the Plan are described below under “Summary of the Plan.” No changes are being proposed with regard to the terms of the Plan at this time.

Pursuant to Section 162(m), we generally may not deduct for federal income tax purposes compensation paid to certain executive officers to the extent that any of these persons receives more than $1.0 million in compensation in any single year. The executive officers subject to this limitation are those that constitute “covered employees” within the meaning of Section 162(m), which generally includes our chief executive officer and certain of our most highly compensated officers (other than the chief executive officer), but excluding our chief financial officer. Compensation generally includes cash compensation, ordinary income arising from the exercise of nonqualified stock options, restricted stock awards, restricted stock units and stock appreciation rights, and ordinary income arising from disqualifying dispositions of incentive stock options. However, if the compensation qualifies as “performance-based” for Section 162(m) purposes, we may deduct the compensation for federal income tax purposes even if it exceeds $1.0 million in a single year. Certain awards granted under the Plan may be designed as performance-based compensation. To that end, in order for certain awards under our Plan to continue to qualify as “performance-based” compensation under Section 162(m), our stockholders need to approve the material terms of the Plan at the Annual Meeting. The material terms for which we are seeking approval include the employees eligible to receive compensation, the performance factors that may be used in designing performance-based compensation, and the maximum amount of performance-based compensation that may be paid.

Because of the fact-based nature of the performance-based compensation exception under Section 162(m) and the limited availability of formal guidance thereunder, we cannot guarantee that the awards under the Plan will qualify for exemption under Section 162(m). However, the Plan is structured with the intention that the Compensation Committee will have the discretion to make awards under the Plan that may qualify as “performance-based compensation” and be deductible as such.. Subject to the requirements of Section 162(m), if the material terms are not re-approved by stockholders, awards shall continue to be granted under the Plan until the Plan expires, but we will not make performance related grants that would not be deductible under Section 162(m) to our covered employees

Summary of the Plan

We adopted the Plan, which became effective in March 2013, as the successor to our 2006 Equity Incentive Plan. We reserved 4,500,000 shares of our common stock to be issued under our Plan plus 174,072 shares that were not issued or subject to outstanding grants under our 2006 Equity Incentive Plan at the time the Plan became effective. The number of shares reserved for issuance under our Plan increases automatically on the first day of January of each of 2014 through 2023 by the number of shares equal to 5% of the total outstanding shares of our common stock as of the immediately preceding December 31, but no more than 21,000,000 shares may be issued pursuant to the exercise of incentive stock options over the life of the plan. However, our board of directors or compensation committee may reduce the amount of the increase in any particular year. In addition, the following shares are available for grant and issuance under our Plan:

•	shares subject to options or stock appreciation rights granted under our Plan that cease to be subject to the option or stock appreciation right for any reason other than exercise of the option;

•	shares subject to awards granted under our Plan that are subsequently forfeited or repurchased by us at the original issue price;

•	shares subject to awards granted under our Plan that otherwise terminate without shares being issued;

•	shares issuable upon the exercise of options under our 2006 Equity Incentive Plan that expire or become unexercisable for any reason without having been exercised in full; and

•	any shares issued under our 2006 Equity Incentive Plan that are forfeited or repurchased by us or that are used to pay the exercise price of an option or withheld to satisfy the tax withholding obligation related to any award;

Our Plan authorizes the award of stock options, restricted stock awards (RSAs), stock appreciation rights, restricted stock units (RSUs), performance shares and stock bonuses. No person will be eligible to receive more than 1,000,000 shares in any calendar year under our Plan other than a new employee of ours, who will be eligible to receive no more than 2,000,000 shares under the plan in the calendar year in which the employee commences employment.

Our Plan is administered by our compensation committee, all of the members of which are outside directors as defined under applicable federal tax laws, or by our board of directors acting in place of our compensation committee. The compensation committee has the authority to construe and interpret our Plan, grant awards and make all other determinations necessary or advisable for the administration of the Plan.

Our Plan provides for the grant of awards to our employees, directors, consultants, independent contractors and advisors, provided the consultants, independent contractors, directors and advisors render services not in connection with the offer and sale of securities in a capital-raising transaction. The exercise price of stock options must be at least equal to the fair market value of our common stock on the date of grant.

In general, options granted under our Plan will vest over a four-year period. Options may vest based on time or achievement of performance conditions. Our compensation committee may provide for options to be exercised only as they vest or to be immediately exercisable with any shares issued on exercise being subject to our right of repurchase that lapses as the shares vest. The maximum term of options granted under our Plan is ten years.

An RSA is an offer by us to sell shares of our common stock subject to restrictions, which may vest based on time or achievement of performance conditions. The price (if any) of an RSA will be determined by the compensation committee. Unless otherwise determined by the compensation committee at the time of award, vesting will cease on the date the participant no longer provides services to us and unvested shares will be forfeited to or repurchased by us.

Stock appreciation rights provide for a payment, or payments, in cash or shares of our common stock, to the holder based upon the difference between the fair market value of our common stock on the date of exercise and the stated exercise price up to a maximum amount of cash or number of shares. SARs may vest based on time or achievement of performance conditions.

RSUs represent the right to receive shares of our common stock at a specified date in the future, subject to forfeiture of that right because of termination of employment or failure to achieve certain performance conditions. If an RSU has not been forfeited, then on the date specified in the RSU agreement, we will deliver to the holder of the restricted stock unit whole shares of our common stock (which may be subject to additional restrictions), cash or a combination of our common stock and cash.

Performance shares are performance awards that cover a number of shares of our common stock that may be settled upon achievement of the pre-established performance conditions in cash or by issuance of the underlying shares. These awards are subject to forfeiture prior to settlement because of termination of employment or failure to achieve the performance conditions.

Stock bonuses may be granted as additional compensation for service and/or performance, and therefore, may not be issued in exchange for cash.

The compensation committee may designate performance conditions to apply to an award, including the following under the plan: (a) Profit Before Tax; (b) Billings; (c) Revenue; (d) Net revenue; (e) Earnings (which may include earnings before interest and taxes, earnings before taxes, and net earnings); (f) Operating income; (g) Operating margin; (h) Operating profit; (i) Controllable operating profit, or net operating profit; (j) Net Profit; (k) Gross margin; (l) Operating expenses or operating expenses as a percentage of revenue; (m) Net income; (n) Earnings per share; (o) Total stockholder return; (p) Market share; (q) Return on assets or net assets; (r) The Company’s stock price; (s) Growth in stockholder value relative to a pre-determined index; (t) Return on equity; (u) Return on invested capital; (v) Cash Flow (including free cash flow or operating cash flows); (w) Cash conversion cycle; (x) Economic value added; (y) Individual confidential business objectives; (z) Contract awards or backlog; (aa) Overhead or other expense reduction; (bb) Credit rating; (cc) Strategic plan development and implementation; (dd) Succession plan development and implementation; (ee) Improvement in workforce diversity; (ff) Customer indicators; (gg) New product invention or innovation; (hh) Attainment of research and development milestones; (ii) Improvements in productivity; (jj) Bookings; (kk) Attainment of objective operating goals and employee metrics; and (ll) Any other metric that is capable of measurement as determined by the Committee.

In the event there is a specified type of change in our capital structure without our receipt of consideration, such as a stock split, appropriate adjustments will be made to the number of shares reserved under our Plan, the maximum number of shares that can be granted in a calendar year, and the number of shares and exercise price, if applicable, of all outstanding awards under our Plan.

Awards granted under our Plan may not be transferred in any manner other than by will or by the laws of descent and distribution or as determined by our compensation committee. Unless otherwise permitted by our compensation committee, stock options may be exercised during the lifetime of the optionee only by the optionee or the optionee’s guardian or legal representative. Options granted under our Plan generally may be exercised for a period of three months after the termination of the optionee’s service to us, or for a period of 12 months in cases of death or disability, or such longer period as our compensation committee may provide. Options generally terminate immediately upon termination of employment for cause.

If we are dissolved or liquidated or have a change in control transaction, outstanding awards, including any vesting provisions, may be assumed or substituted by the successor company. In the event of a change in control where the successor company does not assume, convert, replace or substitute awards, as provided above, all awards shall have their vesting accelerate in full immediately prior to the transaction and the committee administering the Plan will notify the participants that such awards will be exercisable for a set period of time, after which the awards will terminate in full. If the applicable award agreement provides for acceleration of vesting in connection with a change in control followed by the participant’s involuntary termination, and outstanding awards are not assumed or substituted, then vesting of the award shall accelerate as to the applicable unvested portion of the award as if the participant had been involuntarily terminated at the time of the change in control.

Our Plan will terminate ten years from the later of the date our board of directors approves the plan or the date our board of directors adopted the most recent increase in the number of shares of our common stock available under the plan that was approved by our stockholders, unless it is terminated earlier by our board of directors. Our board of directors may amend or terminate our Plan at any time. If our board of directors amends our Plan, it does not need to ask for stockholder approval of the amendment unless required by applicable law.

Award Limitations

Subject to adjustment for a recapitalization, no participant is eligible to receive more than one million shares in any calendar year pursuant to the grant of awards, except that a new employee is eligible to receive up to a maximum of two million shares in year I which they commence their employment with us. Additionally, no participant in the plan will be eligible to receive more than $1,000,000 in performance awards in any calendar year under the Plan.

Federal Income Tax Consequences

The following is a brief summary of the federal income tax consequences applicable to awards granted under the Plan based on federal income tax laws in effect on the date of this proxy statement.

This summary is not intended to be exhaustive and does not address all matters that may be relevant to a particular participant. The summary does not discuss the tax laws of any state, municipality, or foreign jurisdiction, or the gift, estate, excise, payroll, or other tax laws other than federal income tax law. This summary does not discuss the impact of Section 280G of the Code governing parachute payments or Section 409A of the Code governing nonqualified deferred compensation plans. The following is not intended or written to be used, and cannot be used, for the purposes of avoiding taxpayer penalties. Because circumstances may vary, we advise all participants to consult their own tax advisors under all circumstances.

Stock Options and Stock Appreciation Rights. A recipient of an option or SAR will not recognize taxable income upon the grant of those awards. For NSOs and SARs, the participant will recognize ordinary income upon exercise in an amount equal to the difference between the fair market value of the shares and the exercise price on the date of exercise. Any gain or loss recognized upon any later disposition of the shares generally will be a capital gain or loss. The acquisition of shares upon exercise of an ISO will not result in any taxable income to the participant, except, possibly, for purposes of the alternative minimum tax. The gain or loss recognized by the participant on a later sale or other disposition of such shares will either be long-term capital gain or loss or ordinary income, depending upon whether the participant holds the shares for the legally-required period (currently more than two years from the date of grant and more one year from the date of exercise). If the shares are not held for the legally-required period, the participant will recognize ordinary income equal to the lesser of (i) the difference between the fair market value of the shares on the date of exercise and the exercise price, or (ii) the difference between the sales price and the exercise price. Any additional gain recognized on the sale generally will be a capital gain.

Restricted Stock. For restricted stock, unless vested or the recipient elects under Section 83(b) of the Code to be taxed at the time of grant, the recipient will not have taxable income upon the grant, but will recognize ordinary income upon vesting equal to the fair market value of the shares at the time of vesting less the amount paid for such shares (if any). Any gain or loss recognized upon any later disposition of the shares generally will be a capital gain or loss.

Restricted Stock Units. A holder of RSUs does not recognize taxable income when the RSU is granted. When vested RSUs (and dividend equivalents, if any) are settled and distributed, the participant will recognize ordinary income equal to the amount of cash and/or the fair market value of shares received less the amount paid for such stock units (if any).

Other Share-Based Awards. The tax effects of other share-based awards will vary depending o the type, terms and conditions of those awards.

Performance Awards. No income generally will be recognized upon the grant of a performance award. Upon payment in respect of a performance award, the recipient generally will be required to include as taxable ordinary income in the year of receipt an amount equal to the amount of cash received and the fair market value of any nonrestricted shares of common stock or other property received.

Tax Consequences to Us

As described above, Section 162(m) denies an income tax deduction to any publicly held corporation for compensation paid to its covered employees in a taxable year to the extent compensation to such covered employee exceeds $1.0 million. It is possible that compensation attributable to stock awards or other awards, when combined with all other types of compensation received by a covered employee from us, may cause this limitation to be exceeded in any particular year.

Compensation that qualifies as “performance-based” compensation is disregarded for purposes of the Section 162(m) deduction limitations described above. Generally, compensation attributable to certain stock or other awards will qualify as performance-based compensation if the plan contains per-employee limitations, the award is granted by a committee of our board of directors consisting solely of “outside directors” and the compensation is payable only upon the achievement (as certified in writing by the committee) of an objective performance goal established in writing by the committee within 90 days after the beginning of the performance period while the outcome is substantially uncertain, and the material terms of the Plan under which the award is granted have been approved by stockholders. A stock option or stock appreciation right shall be considered “performance-based” compensation as described in the previous sentence solely by meeting the following requirements: the plan contains a per-employee limitation on the number of shares for which stock options and stock appreciation rights may be granted during a specified period, the material terms of the plan are approved by the stockholders, and the exercise price of the option or right is no less than the fair market value of the stock on the date of grant.

As of March 31, 2014, options to purchase 627,000 shares had been granted under our Plan, of which no shares had been exercised and 608,500 shares remained outstanding. The options outstanding as of March 31, 2014 had a weighted-average exercise price of $11.33 per share.

Certain Interests of Directors

In considering the recommendation of our board of directors with respect to the approval of the material terms of the Plan, stockholders should be aware that the members of our board of directors have certain interests, which may present them with conflicts of interest in connection with such proposal. As discussed above, directors are eligible to receive awards under the Plan. Please see Proposal No. 1—Election of Directors—Director Compensation for more detail about equity grants to our directors. Our board of directors recognizes that approval of this proposal may benefit our directors and their successors.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” REAPPROVAL OF THE SECTION 162(M) LIMITS OF OUR 2013 EQUITY INCENTIVE PLAN

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of March 31, 2014, by:

•	each stockholder known by us to be the beneficial owner of more than 5% of our common stock;

•	each of our directors or director nominees;

•	each of our named executive officers; and

•	all of our directors, director nominees and executive officers as a group.

Percentage ownership of our common stock is based on 33,422,693 shares of our common stock outstanding on March 31, 2014. We have determined beneficial ownership in accordance with the rules of the SEC, and thus it represents sole or shared voting or investment power with respect to our securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares that they beneficially owned, subject to community property laws where applicable. We have deemed shares of our common stock subject to options that are currently exercisable or exercisable within 60 days of March 31, 2014 to be outstanding and to be beneficially owned by the person holding the option for the purpose of computing the percentage ownership of that person but have not treated them as outstanding for the purpose of computing the percentage ownership of any other person.

Unless otherwise indicated, the address of each of the individuals and entities named below that owns 5% or more of our common stock is c/o Marin Software Incorporated, 123 Mission Street, 25th Floor, San Francisco, California 94105.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percent Owned
Directors and Named Executive Officers
Paul R. Auvil III (1)	116,903	*
L. Gordon Crovitz (2)	118,868	*
Bruce W. Dunlevie (3)	3,914,978	11.7%
Donald P. Hutchison (4)	358,987	1.1%
James J. Barrese	0	0
Allan Leinwand	0	0
Christopher Lien (5)	2,089,433	6.2%
John A. Kaelle (6)	254,514	*
Peter Wooster (7)	362,260	1.1%
All officers and directors as a group (12 persons)(8)	8,108,678	23.6%
5% or Greater Stockholders
Benchmark Capital Partners VI, L.P (3)	3,874,492	11.6%
Entities affiliated with DAG Ventures (9)	3,801,169	11.4%
Entities affiliated with Temasek Capital (10)	2,528,205	7.6%
Entities affiliated with Crosslink Capital (11)	1,836,506	5.5%

*	Represents beneficial ownership of less than 1% of our outstanding shares of common stock.

(1)	Includes (a) 43,953 shares held by Paul Auvil and Sarah Auvil, husband and wife, as community property, (b) 21,750 shares held by Mr. Auvil and (c) 51,200 shares issuable to Mr. Auvil upon exercise of stock options exercisable within 60 days after December 31, 2013.

(2)

Consists of (a) 83,407 shares of our common stock held by Gordon Crovitz, of which 49,823 shares would be subject to forfeiture within 60 days of December 31, 2013 upon Mr. Crovitz’s resignation from our board of directors prior to vesting, and (b) 35,461 shares of our common stock held by Mr. Crovitz, of which

4,431 shares would be subject to forfeiture within 60 days of December 31, 2013 upon Mr. Crovitz’s resignation from our board of directors prior to vesting.

(3)	Based on information contained in a Schedule 13G filed with the SEC by Benchmark Capital on February 12, 2012. Consists of (a) 3,198,393 shares held by Benchmark Capital Partners VI, L.P. (“BCP VI”) and (b) 200,032 shares held by Benchmark Founders’ Fund VI, L.P. (“BFF VI”), (c) 131,280 shares held by Benchmark Founders’ Fund VI-B L.P. (“BFF VI-B”) and (d) 344,787 shares held in nominee form for the benefit of persons associated with Benchmark Capital Management Co. VI, L.L.C. (BCMC VI). In addition Mr. Dunlevie holds (a) 9,286 shares of our common stock and (b) 31,200 shares issuable upon exercise of stock options exercisable within 60 days after December 31, 2013. BCMC VI is the general partner of BCP VI, BFF VI and BFF VI-B and has sole voting and investment power over the shares. Messrs. Matthew R. Cohler, Bruce W. Dunlevie, Peter Fenton, J. William Gurley, Kevin R. Harvey, Mitchell H. Lasky and Steven M. Spurlock, as members of BCMC VI, may be deemed to have shared voting and investment power over the shares held by BCP VI, BFF VI and BFF VI-B. Mr. Dunlevie is a member of our board of directors. The address for each Benchmark reporting entity is 2965 Woodside Road, Woodside, California 94062.

(4)	Consists of (a) 259,087 shares of our common stock held directly by the Hutchison Family Trust, of which Mr. Hutchison is a co-trustee, (b) 49,200 shares of our common stock held by Glasgow Investments, LLC and (d) 50,700 shares issuable to Mr. Hutchison upon exercise of stock options exercisable within 60 days after December 31, 2013. Mr. Hutchison is a managing member of Glasgow Investments, LLC and possesses the power to direct the voting and disposition of the shares held by Glasgow Investments, LLC and as such may be deemed to beneficially own the shares held by Glasgow Investments, LLC.

(5)	Consists of (a) 1,806,397 shares held directly by the Lien Revocable Trust dated 7/8/2003, of which Mr. Lien is a co-trustee, (b) 25,615 held by Mr. Lien and (c) 257,421 shares issuable to Mr. Lien upon exercise of stock options exercisable within 60 days after December 31, 2013.

(6)	Consists of (a) 20,000 shares held directly by the John and Jodi Kaelle Revocable Trust dated December 21, 2005, of which Mr. Kaelle is a co-trustee, and (c) 234,514 shares issuable to Mr. Kaelle upon exercise of stock options exercisable within 60 days after December 31, 2013.

(7)	Consists of (a) 264,760 shares held directly by Peter Wooster, and (c) 97,500 shares issuable to Mr. Wooster upon exercise of stock options exercisable within 60 days after December 31, 2013.

(8)	Includes (a) 1,003,107 shares issuable upon exercise of stock options exercisable within 60 days of December 31, 2013 and (b) 101,850 shares subject to forfeiture within 60 days of December 31, 2013 upon cessation of service prior to vesting.

(9)	Based on information contained in a Schedule 13G filed with the SEC by DAG Ventures IV-QP, L.P. and its affiliates on February 11, 2014. Consists of (a) 3,112,719 shares held by DAG Ventures IV-QP, L.P. (“DAVG IV-QP”), (b) 359,492 shares held by DAG Ventures IV-A, LLC (“DAG IV-A”) and (c) 328,958 shares held by DAG Ventures IV, L.P. (“DAG IV”). DAG Ventures Management IV, LLC (“DAG IV LLC”) serves as the general partner of DAG IV-QP and DAG IV. As such, DAG IV LLC possesses power to direct the voting and disposition of the shares owned by DAG IV-QP and DAG IV and may be deemed to have indirect beneficial ownership of the shares held by DAG IV-QP and DAG IV. DAG IV LLC does not own any of our securities directly. R. Thomas Goodrich, John J. Cadeddu, Greg Williams, Young J. Chung and Nick Pianim are managing directors of DAG IV LLC and DAG IV-A and possess power to direct the voting and disposition of the shares owned by DAG IV-QP, DAG IV and DAG IV-A and may be deemed to have indirect beneficial ownership of the shares held by DAG IV-QP, DAG IV and DAG IV-A. The address for DAG IV-QP, DAG IV, DAG IV-A and DAG IV LLC is 251 Lytton Avenue, Suite 200, Palo Alto, CA 94301.

(10)

Based on information contained in a Schedule 13G filed with the SEC by Temasek Holdings (Private) Limited and its affiliates on February 11, 2014. Consists of (a) 2,528,205 shares directly owned by Sennett Investments (Mauritius) Pte Ltd (“Sennett”), a wholly-owned subsidiary of Dunearn Investments (Mauritius) Pte Ltd (“Dunearn”). Dunearn is in turn wholly-owned by Seletar Investments Pte Ltd (“Seletar”), which is in turn wholly-owned by Temasek Capital (Private) Limited (“Temasek Capital”),

which is in turn wholly-owned by Temasek Holdings (Private) Limited (“Temasek Holdings”). Accordingly, each of Temasek Holdings, Temasek Capital, Seletar and Dunearn may be deemed to have beneficially owned the 2,528,205 Shares owned directly by Sennett. The address for Seletar, Temasek Capital and Temasek Holdings is 60B Orchard Road, #06-18, Tower 2, The Atrium@Orchard, Singapore 238891. The address for Dunearn and Dunearn is c/o International Management (Mauritius) Limited, Les Cascades, Edith Cavell Street, Port Louis, Mauritius.

(11)	Based on information contained in a Schedule 13G filed with the SEC by Crosslink Capital, Inc. on February 14, 2014. Consists of an aggregate of 1,836,506 shares held by Crosslink Capital, Inc. (“Crosslink Capital”) and its affiliates, of which (a) 825,229 shares are held by Crosslink Ventures IV Holdings, L.L.C. (“Ventures IV Holdings”), (b) 523,189 shares are held by Crossover Fund V Management, L.L.C. (“Fund V Management”), (c) 330,097 shares are held by Crossover Fund VI Management, L.L.C. (“Fund VI Management”) and (d) 158,000 shares are held by Delta Growth Management, LLC (“Delta Growth”). Crosslink Capital is the investment adviser to investment funds (the “Funds”), of which Ventures IV Holdings, Fund V Management, Fund VI Management or Delta Growth is the general partner, manager or holder of Class B Units. Michael J. Stark is the control person of Crosslink Capital, Ventures IV Holdings, Fund V Management, Fund VI Management and Delta Growth. As such, Mr. Stark may be deemed to share and possess power to direct the voting and disposition of the shares held by Crosslink, Ventures IV Holdings, Fund V Managements, Fund VI Management and Delta Growth. The address for Crosslink Capital is Two Embarcadero Center, Suite 2200, San Francisco, CA 94111.

EXECUTIVE OFFICERS

The names of our executive officers, their ages as of March 31, 2014, and their positions are shown below.

Name	Age	Position
Christopher Lien	47	Chief Executive Officer
Rashmi Garde	48	General Counsel and Secretary
John A. Kaelle	45	EVP and Chief Financial Officer
Nancy A. Kato	59	Chief People Officer
Wister Walcott	48	Co-Founder and EVP, Products and Platform
Peter Wooster	44	Chief Revenue Officer

The board chooses executive officers, who then serve at the board’s discretion. There is no family relationship between any of the directors or executive officers and any other director or executive officer of Marin.

For information regarding Mr. Lien, please refer to Proposal No. 1, “Election of Directors,” above.

Rashmi Garde has served as our General Counsel since July 2011. Prior to joining us, Ms. Garde worked as an independent legal consultant from September 2010 until June 2011. From October 2009 until August 2010, Ms. Garde was not employed. Prior to that, Ms. Garde worked at VMware, Inc., an enterprise software company, since 2001, most recently serving as Vice President and General Counsel of VMware, Inc. from September 2005 to September 2009. Prior to joining VMware, Ms. Garde was a senior attorney at Electronics for Imaging (EFI), a printing technology company, and was a corporate associate at Graham and James and at Fenwick & West. Ms. Garde holds a B.A. in Computer Science from University of California, Berkeley, and a J.D. from University of California, Berkeley, School of Law.

John A. Kaelle has served as our Executive Vice President and Chief Financial Officer since March 2011. Prior to joining our company, Mr. Kaelle spent six years as Vice President of Finance and Investor Relations at Shutterfly, Inc., an Internet-based personal publishing service, from October 2004 to March 2011. From August 2000 to July 2004, Mr. Kaelle served as a Vice President in the mergers and acquisitions group at Thomas Weisel Partners, an investment bank. From 1997 to 1998, Mr. Kaelle served as an Assistant Vice President and Assistant Controller at TriNet Corporate Realty Trust, a publicly traded real estate investment trust, and prior to that, from 1992 until 1997, Mr. Kaelle served as a manager at Cooper and Lybrand’s audit and advisory practice. Mr. Kaelle holds a B.A. in Economics from the University of Michigan, a Master’s Degree in Taxation from Golden Gate University and an M.B.A. in Finance from the Wharton School at the University of Pennsylvania. Mr. Kaelle is also a certified public accountant (inactive) in the state of California.

Nancy A. Kato has served as our Chief People Officer since September 2012. From April 2006 to September 2012, Ms. Kato served as Senior Vice President of Human Resources at TiVo, Inc., a provider of on-demand television services, and previously served as TiVo’s Vice President, Human Resources from January 2005 to April 2006. From January 2003 to January 2005, Ms. Kato was Vice President of Global Compensation at Hewlett-Packard Company, an IT equipment and services company. From December 2000 to October 2002, Ms. Kato was Senior Vice President of Human Resources for Ariba, Inc., a cloud-based provider of procurement software. She has also held senior roles at Compaq and Tandem. Ms. Kato holds a B.A. in Health Sciences and M.A. in Counselor Education and Counseling from California State University, San Jose.

Wister Walcott co-founded our company in 2006 and served as Vice President of Products and Platform until March 2012 when he was promoted to Executive Vice President of Products and Platform. From 2004 to 2005, Mr. Walcott was the Vice President of Marketing at Composite Software, an enterprise data integration software provider. Prior to that, Mr. Walcott served as Senior Director of Product Management at Siebel Systems, a CRM software provider, from 1999 to 2004, when it was acquired by Oracle Corporation, an enterprise software company. Prior to Siebel, from 1996 to 1999, Mr. Walcott was the Vice President of Marketing at Pilot Network Services, Inc., an Internet security provider. From 1993 to 1995, and from 1988 to 1991, Mr. Walcott worked at Oracle Corporation, where he held a variety of technical and management positions. Mr. Walcott holds a B.S. in Computer Science (with honors) and an M.B.A. from Harvard University.

Peter Wooster has served as our Chief Revenue Officer since September 2012 after previously serving as our Vice President and Executive Vice President of Sales since March 2007. From October 2004 to December 2006, Mr. Wooster served as Vice President of Sales for Angel Points Inc., a workforce management application provider. Prior to that, Mr. Wooster served as a Strategic Account Executive at salesforce.com, a provider of cloud-based CRM solutions, from October 1999 to February 2004. Mr. Wooster served as an Account Executive for Major Markets at Paychex Corporation, an HR and payroll process software company, from January 1994 to September 1999. Mr. Wooster holds a B.A. in Specialized Studies from Ohio University.

EXECUTIVE COMPENSATION

Overview

This section provides an overview of the material components of our executive compensation program for our Chief Executive Officer and each of our two other most highly compensated executive officers (our named executive officers) during fiscal year 2013. The compensation provided to our named executive officers for fiscal year 2013 is set forth in detail in the Summary Compensation Table and other tables that follow this section, as well as the accompanying footnotes and narratives relating to those tables.

Our named executive officers for fiscal year 2013 were:

•	Christopher Lien, our Chairman of the board of directors and Chief Executive Officer;

•	John A. Kaelle, our Chief Financial Officer; and

•	Peter Wooster, our Chief Revenue Officer.

Summary Compensation Table

The following table provides information regarding all plan and non-plan compensation awarded to, earned by or paid to each of our named executive officers for the fiscal years ended December 31, 2012 and 2013:.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($)(1)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)		Total ($)
Christopher Lien,	2013	$275,000	$—	$—	$—	$119,101	(4)	$394,101
Chief Executive Officer	2012	275,000	—	978,020	—	1,757,688	(5)	3,010,708
John A. Kaelle,	2013	268,167	—	163,698	73,875	—		505,740
EVP and Chief Financial Officer
Peter Wooster,	2013	262,500	—	130,958	289,100	—		682,558
Chief Revenue Officer

(1)	The amounts reported in the Option Awards column represent the grant date fair value of the stock options granted to the Named Executive Officers during 2012 and 2013 as computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or ASC 718. The assumptions used in calculating the grant date fair value of the stock options reported in the Option Awards column are set forth in Note 9 to the audited consolidated financial statements included in annual report on Form 10-K for the year ended December 31, 2013 filed on February 28, 2014. Note that the amounts reported in this column reflect the accounting cost for these stock options, and do not correspond to the actual economic value that may be received by the named executive officers from the options.

(2)	In May 2012, our board of directors granted an option to purchase 257,421 shares of our common stock to Mr. Lien. In January 2013 our board of directors granted John Kaelle options to purchase an aggregate of 25,000 shares of our common stock and granted to Mr. Wooster options to purchase an aggregate of 20,000 shares of our common stock.

(3)	The amounts in this column represent total performance-based bonuses earned for services rendered in 2013 pursuant to the terms of our Executive Bonus Plan. Achievement under the Executive Bonus Plan takes into consideration corporate performance measures as well as individual performance.

(4)	For Mr. Lien the amount included in this column for 2013 includes $114,101 in medical insurance coverage premiums that we paid on his behalf (including amounts from 2010 to the present) and $5,000 in parking expenses.

(5)	In January 2012, we redeemed shares of our common stock held by Mr. Lien at a price per share equal to the issuance price per share of the Series F preferred stock, a price greater than the estimated fair market value of the underlying common stock on the date of the redemption. The difference in the price we paid in redeeming the shares of common stock from Mr. Lien and the then-fair market value of the common stock was deemed to be treated as taxable income for these individuals. As a result, Mr. Lien received compensation in the amounts of $1,731,312 for 2012. In addition, with respect to Mr. Lien, the amount included in this column for 2012 includes $26,376 in medical insurance coverage premiums that we pay for him.

The following table provides information regarding each unexercised stock option held by our named executive officers as of December 31, 2013.

Outstanding Equity Awards at December 31, 2013

	Number of Securities Underlying Unexercised Options(#)(1)		Option Exercise Price($)(3)(4)	Option Expiration Date
Name	Exercisable	Unexercisable(2)
Christopher Lien	107,240	150,181	7.05	5/27/2022
John A. Kaelle	137,758	71,756	2.70	5/25/2021
	0	25,000	12.15	1/30/2023
Peter Wooster	21,875	8,125	2.39	1/27/2021
	11,440	16,060	7.05	5/7/2022
	6,420	13,760	7.55	9/24/2022
	0	20,000	12.15	1/30/2023

(1)	Unless otherwise noted in these footnotes, all stock options referenced in this table vest as to 25% of the shares of our common stock subject to the option on the first anniversary of the vesting commencement date, with the remainder of the shares vesting monthly in equal installments over the next three years.

(2)	Each of these options was exercisable immediately upon grant, subject to our right to repurchase the unvested shares at the exercise price upon termination of the optionee’s employment. The heading “unexercisable” refers to unvested shares that we still have the right to repurchase upon termination of the optionee’s employment.

(3)	Represents the fair market value of a share of our common stock, as determined by our board of directors, on the option’s grant date. Please see “Management’s Discussion and Analysis of Financial Condition and Results of Operation—Critical Accounting Policies—Stock-Based Compensation” of our annual report on Form 10-K for a discussion of how we have valued our common stock.

(4)	Mr. Lien and Mr. Wooster have severance and change in control agreements that provide for acceleration of vesting of 100% of the unvested shares of our common stock underlying their equity awards in the event of an involuntary termination of employment (as such term is defined in each of their severance agreements) 3 months before or 12 months following a change in control, while Mr. Kaelle’s offer letter provides for vesting of 50% of the unvested shares of our common stock underlying his equity awards in the event of an involuntary termination of employment (as such term is defined in his offer letter) 12 months following a change in control.

Offer Letters and Arrangements

We have entered into employment agreements with each of our named executive officers, except as described below, which are comprised of an offer letter (except with respect to Mr. Lien), an Employee Invention Assignment and Confidentiality Agreement and a severance agreement as described below (except with respect to Mr. Kaelle). Mr. Lien does not have an offer letter and his employment is at will and may be terminated at any time, with or without cause, subject to the severance obligations described below. Each of these arrangements was approved on our behalf by our board of directors. We believe that these employment agreements were necessary to induce these individuals to forego other employment opportunities or leave their current employer for the uncertainty of a demanding position in a new and unfamiliar organization.

Offer Letters.

John A. Kaelle. We entered into an offer letter agreement with Mr. Kaelle, our Executive Vice President and Chief Financial Officer, on February 15, 2011. Pursuant to the offer letter, Mr. Kaelle’s initial base salary was established at $225,000 per year. In addition, during his first year of employment, Mr. Kaelle was eligible to receive a bonus targeted at $67,500. On May 26, 2011, in accordance with the terms of his offer letter, Mr. Kaelle was granted a stock option to purchase 229,514 shares of our common stock at an exercise price of $2.70 per share, which was equal to the fair market value of our common stock on the date the option was granted as determined by our board of directors. This option vested as to 25% of the shares on the first anniversary of the vesting commencement date, with the remainder vesting monthly over the remaining three years. As of December 31, 2013, 157,758 shares of this option had vested. Mr. Kaelle’s employment is at will and may be terminated at any time, with or without cause, subject to the severance obligations described below.

Peter Wooster. We entered into an offer letter agreement with Mr. Wooster, our Chief Revenue Officer, on October 31, 2006. Pursuant to the offer letter, Mr. Wooster’s initial base salary was established at $140,000 per year. In addition, Mr. Wooster was eligible to receive a bonus targeted at $265,000. On March 30, 2007, in accordance with the terms of his offer letter, Mr. Wooster was granted a stock option to purchase 134,060 shares of our common stock at an exercise price of $0.14 per share, which was equal to the fair market value of our common stock on the date the option was granted, as determined by our board of directors. This option vested as to 25% of the shares on the first anniversary of the vesting commencement date, with the remainder vesting monthly over the remaining three years. As of December 31, 2013, all of the shares of this option had vested and had been exercised. Mr. Wooster’s employment is at will and may be terminated at any time, with or without cause, subject to the severance obligations described below.

Severance Arrangements

In 2013 Mr. Lien and Mr. Wooster each entered into a severance agreement that superseded all previous severance and change in control arrangements we had entered into with them. In addition, Mr. Kaelle’s offer letter dated February 15, 2011 contains provisions relating to severance and change in control.

•	Mr. Lien’s severance agreement has a term of three years that renews unless terminated by either party. Under the severance agreement, If Mr. Lien’s employment is terminated by us without cause (as defined in the severance agreement), he would be entitled to receive severance benefits equal to nine months of his then current annual base salary and the monthly benefits premium under COBRA for nine months. If his employment is terminated by us without cause or Mr. Lien voluntarily resigns for good reason within 3 months before or 12 months following a change in control (as defined in the severance agreement) of our company, he would be entitled to receive severance benefits equal to nine months of his then-current annual base salary and the monthly benefits premium under COBRA for nine months. In addition, the shares underlying all unvested equity awards held by Mr. Lien immediately prior to such termination will become vested and exercisable in full.

•

Mr. Wooster’s severance agreement also has a term of three years that renews unless terminated by either party. Under the severance agreement, If Mr. Wooster’s employment is terminated by us without cause (as defined in the severance agreement), he would be entitled to receive severance benefits equal to six months of his then current annual base salary and the monthly benefits premium under COBRA for six months. If his employment is terminated by us without cause or Mr. Wooster voluntarily resigns for good reason within 3 months before or 12 months following a change in control (as defined in the severance agreement) of our company, he would be entitled to receive severance benefits equal to six months of his then-current annual base salary and the monthly benefits premium under COBRA for six months. In addition, the shares underlying all unvested equity awards held by Mr. Wooster immediately prior to such termination will become vested and exercisable in full.

•	Mr. Kaelle’s offer letter provides that if Mr. Kaelle’s employment is terminated by us without cause (as defined in the offer letter), he would be entitled to receive severance benefits equal to six months of his then current annual base salary and the monthly benefits premium under COBRA for six months and he will be given 12 months post-employment to exercise vested equity awards. If his employment is terminated by us without cause or Mr. Kaelle voluntarily resigns for good reason in the 12 months following a change in control (as defined in the offer letter) of our company, he would be entitled to the following: (1) severance benefits equal to six months of his then-current annual base salary; (2) the monthly benefits premium under COBRA for six months; (3) 50% of the shares underlying all unvested equity awards held by Mr. Kaelle immediately prior to such termination will become vested and exercisable in full; and (4) Mr. Kaelle will be given 12 months post-employment to exercise such vested equity awards.

We believe that these protections assisted us in attracting these individuals to join our company. We also believe that these protections serve our executive retention objectives by helping the named executive officers maintain continued focus and dedication to their responsibilities to maximize stockholder value, including in the event that there is a potential transaction that could involve a change in control of our company. The terms of these agreements were determined after review by our board of directors or the compensation committee, as applicable, of our retention goals for each named executive officer.

See “Potential Payments Upon Termination or Change in Control” below for potential payments upon termination or change in control.

Other Benefits

In addition to the arrangements described above, upon a termination of employment each named executive officer is eligible to receive any benefits accrued under our broad-based benefit plans, such as accrued vacation pay, in accordance with those plans and policies.

Potential Payments Upon Termination or Change-In-Control

Termination

The following table summarizes the amount of the cash severance payment that each of our named executive officers would have been entitled to receive assuming a qualifying termination of employment as of December 31, 2013. The named executive officers would not have any accelerated stock option benefits for any single-trigger termination of employment.

Name	Cash Severance Amount(1)
Christopher Lien	$206,250
John A. Kaelle	$137,500
Peter Wooster	$137,500

(1)	The amounts do not include payment of COBRA premiums.

Termination in connection with a Change in Control

As described above, Mr. Lien and Mr. Wooster have severance and change in control agreements that provide for cash severance payments and acceleration of vesting of 100% of the unvested shares of our common stock underlying their equity awards in the event of an involuntary termination of employment (as such term is defined in each of their severance agreements) 3 months before or 12 months following a change in control, while Mr. Kaelle’s offer letter provides for vesting of 50% of the unvested shares of our common stock underlying his equity awards in the event of an involuntary termination of employment (as such term is defined in his offer letter) 12 months following a change in control. The following table summarizes the intrinsic value of this acceleration benefit to our named executive officers pursuant to these awards, assuming an involuntary termination of employment and change in control of our company as of December 31, 2013. Values are based upon the value of a share of our common stock as of December 31, 2013, calculated based on the fair market value as of December 31, 2013 less the exercise price of each outstanding stock option.

Name	Accelerated Stock Option Payment Value	Cash Severance Amount
Christopher Lien	$479,077	$206,250
John A. Kaelle	$270,520	$137,500
Peter Wooster	$152,027	$137,500

(1)	The amounts do not include payment of COBRA premiums.

Other Compensation Policies

Stock Ownership Guidelines

Currently, we have not implemented a policy regarding minimum stock ownership requirements for our executive officers, including the named executive officers.

Compensation Recovery Policy

Currently, we have not implemented a policy regarding retroactive adjustments to any cash or equity-based incentive compensation paid to our executive officers and other employees where the payments were predicated upon the achievement of financial results that were subsequently the subject of a financial restatement. We intend to adopt a general compensation recovery (clawback) policy covering our annual and long-term incentive award plans and arrangements once we are a publicly-traded company and after the SEC adopts final rules implementing the requirement of Section 954 of the Dodd-Frank Act.

Derivatives Trading and Hedging Policy

Our insider trading policy prohibits the use of puts, calls or shorts related to our shares by our directors, officers and employees.

EQUITY COMPENSATION PLAN INFORMATION

The following table presents information as of December 31, 2013 with respect to compensation plans under which shares of our common stock may be issued. The category “Equity compensation plans approved by security holders” in the table below consists of the 2006 Equity Incentive Plan, 2013 Equity Incentive Plan and 2013 Employee Stock Purchase Plan.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(#)		Weighted-average exercise price of outstanding options, warrants and rights($)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a))(#)
	(a)		(b)	(c)
Equity compensation plans approved by security holders	4,854,970	(1)	$6.56	5,438,884	(2)
Equity compensation plans not approved by security holders	0		$0.00	0

Total	4,854,970		$6.56	5,438,884

(1)	Excludes purchase rights accruing under the 2013 Employee Stock Purchase Plan.

(2)	Includes 854,188 shares that remain available for purchase under the 2013 Employee Stock Purchase Plan and 4,584,696 shares of common stock that are subject to outstanding awards under the 2013 Equity Incentive Plan. Any such shares of common stock that are subject to outstanding awards under the 2006 Equity Incentive Plan that are issuable upon the exercise of options that expire or become unexercisable for any reason without having been exercised in full will be available for future grant and issuance under the 2013 Equity Incentive Plan. In addition, the number of shares reserved for issuance under our 2013 Equity Incentive Plan will increase automatically on the first day of January of each of 2014 through 2023 by the number of shares equal to 5% of the total outstanding shares of our common stock as of the immediately preceding December 31st. Similarly, the number of shares reserved for issuance under our 2013 Employee Stock Purchase Plan will increase will increase automatically on the first day of January of each of 2014 through 2023 by the number of shares equal to 1% of the total outstanding shares of our common stock as of the immediately preceding December 31st (rounded to the nearest whole share).

RELATED PARTY TRANSACTIONS

Since January 1, 2013, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or will be a party in which the amount involved exceeds $120,000 and in which any director, nominee for director, executive officer, holder of more than 5% of our common stock, or any member of their immediate family had or will have a direct or indirect material interest.

Review, Approval or Ratification of Transactions with Related Parties

Our board of directors has adopted a written related person transactions policy. Under this policy, the audit committee reviews transactions that may be “related-person transactions,” which are transactions between us and related persons in which the aggregate amount involved exceeds or may be expected to exceed $120,000 and in which a related person has or will have a direct or indirect material interest. For purposes of the policy, a related person is a director, executive officer, nominee for director, or greater than 5% beneficial owner of our common stock, in each case since the beginning of the most recently completed fiscal year, and their immediate family members. The audit committee has adopted a related party transactions policy to set forth the procedures for the identification, review, consideration and approval or ratification of these transactions.

REPORT OF THE AUDIT COMMITTEE

The information contained in the following report of Marin’s Audit Committee is not considered to be “soliciting material,” “filed” or incorporated by reference in any past or future filing by Marin under the Securities Exchange Act of 1934 or the Securities Act of 1933 unless and only to the extent that Marin specifically incorporates it by reference.

The Audit Committee has reviewed and discussed with Marin’s management and PricewaterhouseCoopers, LLP the audited consolidated financial statements of Marin for the year ended December 31, 2013. The Audit Committee has also discussed with PricewaterhouseCoopers, LLP the matters required to be discussed under the Public Company Accounting Oversight Board Auditing Standard No. 16 (Communications with Audit Committees).

The Audit Committee has received and reviewed the written disclosures and the letter from PricewaterhouseCoopers, LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with PricewaterhouseCoopers, LLP its independence from Marin.

Based on the review and discussions referred to above, the Audit Committee recommended to the board of directors that the audited consolidated financial statements be included in Marin’s annual report on Form 10-K for the year ended December 31, 2013 for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee

Paul R. Auvil III, Chair

James J. Barrese

L. Gordon Crovitz

ADDITIONAL INFORMATION

Stockholder Proposals to be Presented at Next Annual Meeting

Marin’s bylaws provide that, for stockholder nominations to the board or other proposals to be considered at an annual meeting, the stockholder must give timely notice thereof in writing to the Corporate Secretary at Marin Software Incorporated, 123 Mission Street, 25th Floor, San Francisco, California 94105, Attn: Corporate Secretary.

To be timely for the 2015 annual meeting, a stockholder’s notice must be delivered to or mailed and received by our Corporate Secretary at the principal executive offices of Marin not earlier than 5:00 p.m. Pacific Time on January 29, 2015 and not later than 5:00 p.m. Pacific Time on February 28, 2015. A stockholder’s notice to the Corporate Secretary must set forth as to each matter the stockholder proposes to bring before the annual meeting the information required by Marin’s bylaws.

Stockholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act and intended to be presented at Marin’s 2015 annual meeting must be received by the Company not later than December 12, 2014 in order to be considered for inclusion in Marin’s proxy materials for that meeting.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires Marin’s directors, executive officers and any persons who own more than 10% of Marin’s common stock, to file initial reports of ownership and reports of changes in ownership with the SEC. Such persons are required by SEC regulation to furnish Marin with copies of all Section 16(a) forms that they file. Based solely on its review of the copies of such forms furnished to Marin and written representations from the directors and executive officers, Marin believes that all Section 16(a) filing requirements were timely met in 2013, except for a disposition by Nancy Kato, a Section 16 officer, of 1,250 shares that occurred on November 27, 2013, but, due to administrative error, the Form 4 for that transaction was not filed until December 4, 2013.

Available Information

Marin will mail without charge, upon written request, a copy of Marin’s annual report on Form 10-K for the year ended December 31, 2013, including the financial statements and list of exhibits, and any exhibit specifically requested. Requests should be sent to:

Marin Software Incorporated

123 Mission Street, 25th Floor

San Francisco, California 94105

Attn: Investor Relations

“Householding”—Stockholders Sharing the Same Last Name and Address

The SEC has adopted rules that permit companies and intermediaries (such as brokers) to implement a delivery procedure called “householding.” Under this procedure, multiple stockholders who reside at the same address may receive a single copy of our annual report on Form 10-K and proxy materials, including the Notice of Internet Availability, unless the affected stockholder has provided contrary instructions. This procedure reduces printing costs and postage fees, and helps protect the environment as well.

This year, a number of brokers with account holders who are Marin stockholders will be “householding” our annual report on Form 10-K and proxy materials. A set of annual report on Form 10-K and other proxy materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that it will be “householding”

communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. Stockholders may revoke their consent at any time by contacting Broadridge, either by calling toll-free (800) 542-1061, or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York, 11717.

Upon written or oral request, Marin will promptly deliver a proxy statement, proxy card, annual report on Form 10-K and other proxy materials to any stockholder at a shared address to which a single copy of any of those documents was delivered. To receive a separate copy of the proxy statement, proxy card, annual report on Form 10-K and other proxy materials, you may write Marin’s Investor Relations department at 123 Mission Street, 25th Floor, San Francisco, California 94105, Attn: Investor Relations, or at http://investor.marinsoftware.com/contact-ir.

Any stockholders who share the same address and currently receive multiple copies of Marin’s annual report on Form 10-K and other proxy materials who wish to receive only one copy in the future can contact their bank, broker or other holder of record to request information about householding or Marin’s Investor Relations department at the address or telephone number listed above.

OTHER MATTERS

The board of directors does not presently intend to bring any other business before the meeting and, so far as is known to the board of directors, no matters are to be brought before the meeting except as specified in the notice of the meeting. As to any business that may arise and properly come before the meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

VOTE BY INTERNET - www.proxyvote.com
MARIN SOFTWARE INCORPORATED 123 MISSION STREET, 25TH FLOOR SAN FRANCISCO, CA 94105

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 PM Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 PM Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M71275-P47245	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

MARIN SOFTWARE INCORPORATED		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

The Board of Directors recommends you vote FOR each of the Class I directors:

1.	Election of Directors	☐	☐	☐
Nominees:
01) Paul R. Auvil III
02) L. Gordon Crovitz

The Board of Directors recommends you vote FOR proposals 2 and 3.							For	Against	Abstain

2.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014.						☐	☐	☐

3.	To re-approve the Internal Revenue Code Section 162(m) limits of our 2013 Equity Incentive Plan to preserve our ability to receive corporate income tax deductions that may become available pursuant to Section 162(m).						☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com.

M71276-P47245

MARIN SOFTWARE INCORPORATED Annual Meeting of Stockholders May 14, 2014 at 2:00 PM This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) John Kaelle and Rashmi Garde, or either of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of MARIN SOFTWARE INCORPORATED that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 2:00 PM, PDT on May 14, 2014, at the Palace Hotel, 2 New Montgomery Street, San Francisco, CA 94105, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side